EXHIBIT 32

SECTION 1350 CERTIFICATIONS

The undersigned hereby certifies that the annual report on Form 10-K of International Shipping Enterprises, Inc. (the “Registrant”) for the year ended December 31, 2004, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: February 2, 2005	/s/ Angeliki Frangou
Angeliki Frangou
Chairman of the Board, Chief
Executive Officer, and President
(Principal executive and financial officer)